Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLOCKBUSTER INC.

Blockbuster Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended as follows:

(a)	Section 6.01 of Article VI of the Certificate of Incorporation is hereby deleted in its entirety and shall be replaced with the following:

Section 6.01. Number of Directors, Elections, Vacancies. (a) The business and affairs of the corporation shall be managed by or under the direction of a board of directors, the exact number of directors to be not less than three nor more than twelve (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by the board of directors.

(b) At each annual meeting of stockholders of the corporation commencing at the annual meeting of stockholders scheduled to be held in 2008, all directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be elected by the holders of the Voting Stock for a one (1) year term expiring at the next succeeding annual meeting of stockholders. The term of each director serving as of and immediately following the date of the 2007 annual meeting of stockholders shall expire at the next annual meeting of stockholders after such date, notwithstanding that such director may have been elected for a term that extended beyond the date of such annual meeting of stockholders. Each director shall serve until the director’s term expires in accordance with the foregoing provisions or until the director’s prior death, resignation, disqualification or removal from office; provided that each director shall serve notwithstanding the expiration of the director’s term until the director’s successor shall be duly elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

(c) Any vacancy on the board of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(b)	Section 6.02 of Article VI of the Certificate of Incorporation is hereby deleted in its entirety and shall be replaced with the following:

Section 6.02. Removal. Subject to the right of the holders of any series of Preferred Stock then outstanding, any director or the entire board of directors may be removed pursuant to and in accordance with the provisions of Section 141(k) of the DGCL. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect directors of the corporation pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the board of directors providing for the establishment of any such series, any such director of the corporation so elected may be removed in accordance with the provisions of such resolution or resolutions.

(c)	Section 8.02 of Article VIII of the Certificate of Incorporation is hereby deleted in its entirety and shall be replaced with the following:

Section 8.02. Amendment of Certain Articles. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation to the contrary, the provisions set forth in this Article VIII and in Section 4.05 of Article IV and Section 5.02 of Article V may not be amended, altered, changed, or repealed in any respect unless such amendment, alteration, change or repeal is approved by the affirmative vote of not less than 75% of the combined voting power of the Voting Stock; provided that with respect to any proposed amendment, alteration or change to this Second Amended and Restated Certificate of Incorporation, or repeal of any provision of this Second Amended and Restated Certificate of Incorporation, that would amend, alter or change the powers, preferences or special rights of the shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, respectively, the affirmative vote of not less than a majority of the outstanding shares affected by the proposed amendment, voting as a separate class, shall be required in addition to the vote otherwise required pursuant to this Article VIII.

2. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 9th day of May, 2007.

BLOCKBUSTER INC.

By:	/s/ Larry J. Zine
	Name:	Larry J. Zine
	Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer